Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AVID TECHNOLOGY, INC.

Avid Technology, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

At a meeting of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended to date (the “Certificate of Incorporation”), and declaring said amendment to be advisable.  The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware at a meeting of stockholders held on July 27, 2005.  The resolution setting forth the amendment is as follows:

RESOLVED:	That the first paragraph of Article FOURTH of the Certificate of Incorporation be and hereby is amended and restated in its entirety so that the same shall read as follows:

FOURTH.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 101,000,000 shares, consisting of (i) 100,000,000 shares of Common Stock, $.01 par value per share (the “Common Stock”), and (ii) 1,000,000 shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this 27th day of July, 2005.

AVID TECHNOLOGY, INC.

By:	/s/ David A. Krall
	Name:	David A. Krall
	Title:	President and Chief Executive Officer